SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933

                 Integrated Business Systems and Services, Inc.
             (Exact Name of Registrant as Specified in its Charter)


      South Carolina                                     57-0910139
(State or Other Jurisdiction of                (IRS Employer Identification No.)
Incorporation or Organization)


1601 Shop Road, Suite E
Columbia, South Carolina                                           29201
(Address of Principal Executive Offices)                         (Zip Code)


      Integrated Business Systems and Services, Inc. 2002 Stock Option Plan
                         Silenus Restricted Stock Grant

                            (Full Title of the Plans)

                              George E. Mendenhall
                             Chief Executive Officer
                             1601 Shop Road, Suite E
                         Columbia, South Carolina 29201
                                 (803) 736-5595
 (Name and Address, Telephone Number, Including Area Code, of Agent for Service)

                         CALCULATION OF REGISTRATION FEE

------------------------------ ---------------- ---------------- -------------------- ------------------
        Title of Each Class                     Proposed Maximum   Proposed Maximum
          of Securities to      Amount to be     Offering Price   Aggregate Offering      Amount of
           be Registered       Registered (1)    Per Share (2)        Price (2)        Registration Fee
------------------------------ ---------------- ---------------- -------------------- ------------------
Common Stock, no par value (3)       1,500,000       $0.01             $15,000              $1.38
------------------------------ ---------------- ---------------- -------------------- ------------------
Silenus                                 56,818        $.22             $12,500              $1.15
------------------------------ ---------------- ---------------- -------------------- ------------------
Total                                 -                -               $27,500              $2.53
------------------------------ ---------------- ---------------- -------------------- ------------------

1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement also registers such indeterminate number of additional shares as may become issuable under the plans in connection with share splits, share dividends, and similar transactions.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) under the Securities Act of 1933, as amended, based on the exercise prices of outstanding options.

3) Includes 1,500,000 shares issuable pursuant to options granted under the Integrated Business Systems and Services, Inc. ("IBSS") 2002 Stock Option Plan.

(4) Includes 56,818 shares issuable included in the Silenus Group Restricted Stock Grant.

PART I
              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


         This Registration Statement on Form S-8 relates to the shares of common stock, no par value per share, of Integrated Business Systems and Services, Inc. (the "Company") issuable pursuant to the terms of the following benefit plans, agreements or arrangements:



---------- ----------------------------------------------------------------
Shares     Description
---------- ----------------------------------------------------------------
1,500,000  Integrated Business Systems and Services, Inc. 2002 Stock Option
           Incentive Plan (the "2002 Plan").
56,818     Silenus Group Restricted Stock Grant
---------- ----------------------------------------------------------------
         A prospectus regarding the 2002 Plan Plan meeting the requirements of
Section 10(a) of the Securities Act of 1933, as amended (the "Securities Act"), will be distributed as specified by Rule 428(b) of the Securities Act.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

        The following documents, filed by the Registrant with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated herein by reference:

     (a) The Registrant's Annual Report filed with the Commission on Form 10-KSB dated December 31, 2002.

     (b) The Registrant's Quarterly Report filed with the Commission on Form 10-QSB dated March 31,2003.

     (c) The description of the common stock, no par value, of the Registrant contained in the Registrant's Registration Statement on Form 8-A filed with the Commission on April 16, 1998 (File no. 0-24031), including any amendment or report filed for the purpose of updating such description.

        In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

        Not applicable.

Item 5. Interests of Named Experts and Counsel.

        Not applicable.

Item 6. Indemnification of Directors and Officers.

        As permitted by the South Carolina Business Corporations Act of 1988, as amended, the Registrant's Amended and Restated Articles of Incorporation provide that a director of the Registrant shall not be personally liable to the Registrant or any of its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its shareholders, (ii) for acts or omissions not in good faith or which involve gross negligence, intentional misconduct or a knowing violation of law, (iii) for any unlawful distribution as set forth in the Code of Laws of South Carolina or (iv) for any transaction from which the director derived an improper personal benefit. These provisions may have the effect in certain circumstances of reducing the likelihood of derivative litigation against directors. While these provisions eliminate the right to recover monetary damages from directors except in limited circumstances, rights to seek injunctive or other non-monetary relief is not eliminated.

        The Registrant's Bylaws set forth certain indemnification provisions as a contractual right of the Registrant's directors, officers and agents.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the arrangements described above, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

        Not applicable.

Item 8. Exhibits.

        The exhibits listed on the Exhibit Index to this Registration Statement are incorporated herein by reference.

Item 9. Undertakings.

        (a) Rule 415 Offerings. The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         provided, however, that paragraphs (i) and (ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those subparagraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.

         (b) Incorporation of Subsequent Exchange Act Documents. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Indemnification of Management and Control Persons. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbia, State of South Carolina, on June 11, 2003.

                               INTEGRATED BUSINESS SYSTEMS AND SERVICES, INC.

                               By:     /s/ George E. Mendenhall
                                  ----------------------------------------------
                               George E. Mendenhall, Chairman of the Board and Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                  Signature                          Title                            Date
                  ---------                          -----                            ----

/s/ GEORGE E. MENDENHALL        Chairman of the Board and Chief Executive         June 23, 2003
------------------------        Officer
George E. Mendenhall

/s/ STUART E. MASSEY            Executive Vice President and Director             June 23, 2003
--------------------
Stuart E. Massey

/s/ CARL JOSEPH BERGER, JR.     Director                                          June 23, 2003
---------------------------
Carl Joseph Berger, Jr.

/s/ RICHARD D. PULFORD          Director                                          June 23, 2003
----------------------
Richard D. Pulford

/s/ DOLLIE COLE                 Director                                          June 23, 2003
---------------
 Dollie Cole

                                 EXHIBIT INDEX

    Exhibit
    Number                              Description
    ------                              -----------

      5.1        -     Opinion of Nexsen Pruet Jacobs & Pollard, LLP.
     23.1        -     Consent of Scott McElveen, LLP.
     23.2        -     Consent of Nexsen Pruet Jacobs & Pollard, LLP (included
                       in their opinion filed as Exhibit 5.1)

                                       7